EXHIBIT NO. 11
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                     COMPUTATION OF PER SHARE EARNINGS
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                                                        YEAR ENDED DECEMBER 31
                                                   1995          1994          1993
                                                        (Amounts in thousands,
                                                       except per share amounts)
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PRIMARY:

  Average shares outstanding                       9,166          9,123        9,073

  Net effect of the assumed exercise of
  stock options-based on the treasury
  stock method using average market price            148            146          185
                                                   9,314          9,269        9,258

  Income before cumulative effect of
  changes in accounting principles               $19,731        $18,268      $17,268

  Net income                                     $19,731        $18,268      $19,268

  Per share:
  Income before cumulative effect of
  changes in accounting principles               $  2.12        $  1.97      $  1.86

  Net income                                     $  2.12        $  1.97      $  2.08

FULLY DILUTED:

  Average shares outstanding                       9,166          9,123        9,073

  Net effect of the assumed exercise of
  stock options-based on the treasury
  stock method using year-end market price           170            146          186
                                                   9,336          9,269        9,259

  Income before cumulative effect of
  changes in accounting principles               $19,731        $18,268      $17,268

  Net income                                     $19,731        $18,268      $19,268

  Per share amounts:
  Income before cumulative effect of
  changes in accounting principles               $  2.12        $  1.97      $  1.86

  Net income                                     $  2.12        $  1.97      $  2.08
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